Exhibit 99.2

RNS Number: 5249H

Nostrum Oil & Gas LP

20 May 2014

THIS ANNOUNCEMENT IS NOT BEING MADE IN AND COPIES OF IT MAY NOT BE DISTRIBUTED OR SENT INTO THE UNITED STATES, CANADA, AUSTRALIA OR JAPAN.

THIS ANNOUNCEMENT IS AN ADVERTISEMENT FOR THE PURPOSES OF THE UK PROSPECTUS RULES AND NOT A PROSPECTUS AND NOT AN OFFER OF SECURITIES FOR SALE TO U.S. PERSONS OR IN ANY JURISDICTION, INCLUDING IN OR INTO THE UNITED STATES, CANADA, AUSTRALIA OR JAPAN.

THE SECURITIES REFERRED TO HEREIN MAY NOT BE SOLD IN THE UNITED STATES ABSENT REGISTRATION OR AN EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED. NEITHER NOSTRUM OIL & GAS LP NOR NOSTRUM OIL & GAS PLC INTENDS TO REGISTER ANY OF THE SECURITIES IN THE UNITED STATES OR TO CONDUCT A PUBLIC OFFERING OF THE SECURITIES IN THE UNITED STATES.

THE SECURITIES REFERRED TO HEREIN ARE SECURITIES OF A FOREIGN COMPANY. THE TRANSACTIONS TO WHICH THIS COMMUNICATION RELATES ARE SUBJECT TO DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL STATEMENTS INCLUDED IN THE DOCUMENT, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THE FINANCIAL STATEMENTS OF THE UNITED STATES COMPANIES.

IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE THE COMPANY IS LOCATED IN A FOREIGN COUNTRY, AND SOME OR ALL OF ITS OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT’S JUDGMENT.

THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER OF THE SECURITIES TO THE PUBLIC IN THE UNITED KINGDOM. THIS COMMUNICATION IS BEING DISTRIBUTED TO AND IS DIRECTED ONLY AT (I) PERSONS WHO ARE OUTSIDE THE UNITED KINGDOM OR (II) PERSONS WHO ARE INVESTMENT PROFESSIONALS WITHIN THE MEANING OF ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “ORDER”) AND (III) HIGH NET WORTH ENTITIES, AND OTHER PERSONS TO WHOM IT MAY LAWFULLY BE COMMUNICATED, FALLING WITHIN ARTICLE 49(2)(A) TO (D) OF THE ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “RELEVANT PERSONS”). ANY INVESTMENT ACTIVITY TO WHICH THIS COMMUNICATION RELATES WILL ONLY BE AVAILABLE TO AND WILL ONLY BE ENGAGED WITH, RELEVANT PERSONS. ANY PERSON WHO IS NOT A RELEVANT PERSON SHOULD NOT ACT OR RELY ON THIS DOCUMENT OR ANY OF ITS CONTENTS.

Proposed applications for admission of Nostrum Oil & Gas plc to listing on the premium listing segment of the Official List of the FCA and to trading on the London Stock Exchange’s Main Market

The Directors of Nostrum Oil & Gas LP (the “Partnership”), a London listed multi-field E&P business with assets in the northern part of the oil-rich pre-Caspian basin, are pleased to announce its intention to seek admission to listing on the premium listing segment of the Official List and to trading on the London Stock Exchange’s main market (“Admission”) of a public limited liability company newly incorporated in England and Wales, namely Nostrum Oil & Gas plc (the “Company”), which it is proposed will be the new holding company for the business of the Partnership and its subsidiary undertakings (together, the “Group”). Upon Admission, the Group will continue to trade under the name Nostrum Oil & Gas. The Company will also apply for a listing of its ordinary shares on the Kazakhstan Stock Exchange (the “KASE”).

Highlights

•	Established production and strong growth potential: total average daily production of 46,178 boepd for the year ended 31 December 2013; currently developing the second phase of its gas treatment facility that would double the annual production for 2013 by the end of 2016;

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•	Strategic location, with good infrastructure: main asset, the Chinarevskoye field, is located near the north-western border between Kazakhstan and the Russian Federation in the northern part of the Pre-Caspian basin, in close proximity to international railway lines and major oil and gas pipelines, allowing for advantageous access to export markets;

•	Solid balance sheet underpinned by strong cash flows: cash position of U.S.$244 million on 31 December 2013; revenue for the year ended 31 December 2013 of U.S.$895 million, with U.S.$551 million EBITDA for the period. Furthermore, a sustainable dividend policy of 20% of the Group’s consolidated net profit is in place;

•	Extensive reserves: estimated proved plus probable hydrocarbon reserves of the Group of 581.5 mmboe as at 31 August 2013, including 483.3 mmboe at the Chinarevskoye Field and 98.2 mmboe at the newly acquired fields; appraisal programme focused on the Chinarevskoye field’s probable and possible reserves, and on the initial appraisal of newly acquired development fields (Rostoshinskoye, Darjinskoye, and Yuzhno-Gremyachenskoye fields);

•	Favourable Production Sharing Agreement (“PSA”): the Group benefits from clear and stable PSA terms for the Chinarevskoye Field valid until 2031-33;

•	Experienced management team and strong Board of Directors: management team has significant experience in the oil and gas sector in general, and Kazakhstan in particular, with key senior executives who have driven the Group’s growth. Senior members of the management team include Frank Monstrey, Executive Chairman; Kai-Uwe Kessel, Chief Executive Officer; Jan Laga, Deputy CEO; and Jan Ru Muller, Group Chief Financial Officer, Thomas Hartnett, Senior Legal Counsel, Thomas Richardson, Head of Corporate Finance; the Board has experience of governance from UK premium listed companies.

The Partnership’s GDRs have been trading on the London Stock Exchange since 2008 and the move to a premium listing represents a natural evolution as the Group grows and develops its operations. Following Admission, the Group intends to seek FTSE index inclusion for the Company. The Directors believe that the premium listing of the Company and FTSE index inclusion will enable the Group to broaden its investor base and increase the liquidity of its securities. It is also anticipated that the premium listing will increase the profile of the Group and increase its exposure to a wider investor community.

Following Admission, the Group intends to maintain its robust corporate governance arrangements, which the Company has further strengthened in anticipation of admission to a premium listing.

Frank Monstrey, Executive Chairman of Nostrum Oil & Gas plc, commented: “The planned premium listing on the London Stock Exchange reflects our development into a successful, mature, blue chip oil and gas producer. We believe that the move will strongly benefit our shareholders and our growth strategy, through increased liquidity and profile on the international markets.

It follows a period of strong growth at our operations, during which we have not only increased production, but also expanded our infrastructure and asset base and significantly strengthened our balance sheet, whilst operating to the highest standards and making a positive contribution to the region in which we operate.

We already have a successful six year track record as a London listed company, through our GDR programme. We look forward to taking this to the next level with the Premium Listing, which we feel will underpin the strong growth trajectory we see ahead of us.”

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Further information

For further information please visit www.nog.co.uk

Further enquiries

Nostrum Oil & Gas LP – Investor Relations
Bruno G. Meere
Kirsty Hamilton-Smith investor_relations@nostrumoilandgas.com	+ 31 20 737 2288

Instinctif Partners - UK	+ 44 (0) 207 457 2020
David Simonson
Tony Friend
Catherine Wickman
Anca Spiridon

Promo Group Communications - Kazakhstan
Asel Karaulova
Ekaterina Sulema	+ 7 (727) 264 67 37

Deutsche Bank	+ 44 (0) 207 545 8000
Ben Lawrence
JM Hafner
Rob Abbott

VTB Capital plc	+ 44 (0) 203 334 8000
Alexander Metherell
Giles Coffey

1.	Introduction

Under the proposed new corporate structure, the Company will acquire all (or substantially all) of the assets and liabilities of the Group in consideration for the issue of new ordinary shares in the capital of the Company (the “New Shares”) to the general partner of the Partnership and the distribution of such New Shares by the Partnership to the holders of Common Units and hence to GDR Holders (the “Scheme”), followed by the dissolution of the Partnership. The Company will apply for the New Shares to be admitted to the premium listing segment of the Official List of the Financial Conduct Authority and to trading on the main market of the London Stock Exchange (“Admission”) immediately following the implementation of the Scheme. The Company will also apply to the KASE for admission of the New Shares to the third category of the “Shares” sector of the official list of the KASE (the “KASE Listing”). The Scheme is conditional on, inter alia, the Partnership’s limited partnership agreement (the “Limited Partnership Agreement”) being amended in order to permit the Scheme to be implemented and Limited Partners voting in favour of the Scheme.

The Directors expect that the material assets and liabilities of the Group will be unaffected by the Scheme becoming effective. In addition, the Scheme will not result in any changes to the day-to-day operations of the strategy or business of the Group and, save as set out above, the Directors expect that the Group will have the same operations and business before and after the Scheme becoming effective.

Holders of the common units in the Partnership (“Common Units”) and the global depositary receipts representing such Common Units (“GDRs”) (such Common Units and GDRs, the

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“Existing Securities”) will continue to retain their interests in the Existing Securities for an interim period prior to the dissolution of the Partnership, but no further distribution is expected to be made in respect of such Existing Securities and holders of Existing Securities are not expected to realise any further value in respect of their interests in GDRs, in each case assuming that the Scheme becomes effective.

It is also proposed that, subject to the Scheme becoming effective, the entire amount standing to the credit of the Company’s share premium account will be cancelled and the reserve arising will be re-characterised as a distributable reserve to support the payment of future dividends and share repurchases by the Company in the medium to long term, in the manner described in paragraph 3.2 below.

The expected timetable of the proposed Scheme and Admission is attached hereto as Annex II.

2.	Summary of the Scheme

2.1	Overview

The Scheme will create a new parent company for the Group registered in the United Kingdom, with its tax residence in the Netherlands.

The implementation of the Scheme is made on the following basis:

For each Existing Security (whether held as a Common Unit or as a GDR) : 1 New Share

The Scheme requires the approval of Limited Partners at a special general meeting of the Limited Partners (the “Special General Meeting”) to (i) amend the Limited Partnership Agreement to permit the Scheme to be capable of being implemented and (ii) vote in favour of the Scheme.

The Scheme is conditional upon, among other things:

(a)	the Scheme being approved by holders representing not less than 75% in voting rights of the holders of Common Units present and voting, either in person or by proxy, at the Special General Meeting;

(b)	special resolutions to approve the amendment of the Limited Partnership Agreement (to permit the implementation of the Scheme) and the dissolution of the Partnership, having been duly passed at the Special General Meeting by a majority of not less than 75% in voting rights of the holders of Common Units present and voting, either in person or by proxy, at the Special General Meeting;

(c)	the FCA having acknowledged to the Company or its agent (and such acknowledgement not having been withdrawn) that the application for admission of the New Shares to the premium listing segment of the Official List has been approved and (subject to satisfaction of any conditions to which such approval is expressed) will become effective as soon as a dealing notice has been issued by the FCA and an acknowledgement by the London Stock Exchange that the New Shares will be admitted to trading on the Main Market (and such acknowledgement not having been withdrawn);

(d)	the receipt of relevant consents and/or waivers from the Ministry of Oil and Gas in Kazakhstan and the Republic of Kazakhstan to (i) the reorganisation of the Group, including the issue of the New Shares and the acquisition by the Company of the membership interests in Nostrum Oil & Gas Coöperatief U.A. (a new intermediate holding entity of the Group) (“Co-op”) (such consents and/or waivers being required in respect of Co-op’s indirect ownership of subsoil use rights in Kazakhstan) and (ii) Admission and the KASE Listing;

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(e)	the issue by the KASE of its consent to the KASE Listing; and

(f)	the issue by the Committee of the National Bank of Kazakhstan for Control and Supervision of the Financial Market and Financial Organisations (the “FMSC”) of its permission for Admission.

If the Limited Partnership Agreement is duly amended and the Scheme is approved by the requisite majority at the Special General Meeting, and the other conditions to the Scheme have been satisfied, the Scheme is expected to become effective at 6.00 p.m. (London time) on 18 June 2014, the anticipated effective date (the “Effective Date”), and dealings in New Shares are expected to commence at 8.00 a.m. (London time) on 20 June 2014. If the Scheme has not become effective by 31 July 2014 (or such later date as Nostrum Oil & Gas Group Limited, as general partner of the Partnership, (the “General Partner”) and the Company may agree), it will lapse, in which event there will not be a new parent company of the Group, Admission will not become effective and GDR holders will remain as holders of listed securities in the Partnership and the existing GDRs will continue to be listed on the Official List and admitted to trading on the Main Market.

The remainder of the conditions are customary for a transaction of this nature. Please see Annex I for a more detailed description of the conditions.

The New Shares will be issued to the General Partner (and then distributed to holders of Common Units) fully paid and free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third-party rights and interests of any nature whatsoever and together with all rights now and hereafter attaching or accruing on them, including, without limitation, voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or payable on or after the date the Scheme becomes effective.

2.2	Irrevocable Undertakings

The Partnership and the Company have received irrevocable undertakings to vote in favour of the amendment of the Limited Partnership Agreement and the Scheme (the “Irrevocable Undertakings”) from certain Existing Securityholders in respect of, in aggregate, 130,096,959 Existing Securities, representing in aggregate 69.13% of the existing Common Units as at the date of this document.

3.	Share capital of the Company

3.1	New Shares

As at the date of this announcement, the issued share capital of the Company comprises two Subscriber Shares, 100,000 New Shares and 410,000 Redeemable Shares. Based on the current number of Common Units in issue, the Company expects to issue 188,182,958 New Shares in aggregate in connection with the Scheme. Following the issue of New Shares (in connection with the implementation of the Scheme), the Subscriber Shares will be acquired by the Company for nil consideration and cancelled. It is expected that the Redeemable Shares will be redeemed for their paid up nominal value following Admission.

Upon Admission, the enlarged issued share capital of the Company is expected to comprise 188,182,958 New Shares plus the Redeemable Shares (assuming no new Common Units are issued between the date of this document and the Scheme Record Time).

In connection with the Scheme, the PLC Board intends to allot and issue in aggregate 188,182,958 New Shares (being the maximum number of New Shares that would be required

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if the Scheme becomes effective). The PLC Board has, to date, allotted and issued 100,000 New Shares in preparation for the Scheme and the KASE listing. The Board is authorised, inter alia, to allot up to a further 188,082,958 New Shares in connection with the Scheme. The New Shares to be distributed in connection with the Scheme have been or will be issued credited as fully paid and will rank pari passu in all respects with one another and will be entitled to all dividends and other distributions declared, made or paid by the Company in respect of New Shares on or after the date on which the Scheme becomes effective. The New Shares have been or will be created under the Companies Act, will be in registered form and will be capable of being held in both certificated and uncertificated form. The New Shares will, immediately following Admission, be freely transferable under the Articles.

Application will be made to the FCA for the New Shares to be admitted to the premium listing segment of the Official List and to the London Stock Exchange for the New Shares to be admitted to trading on the Main Market. When admitted to trading, the New Shares will be registered with international security identification number (“ISIN”) GB00BGP6Q95 and Stock Exchange Daily Official List (“SEDOL”) number BGP6Q95 and London Stock Exchange trading symbol NOG. Application will also be made to the KASE for the New Shares to be admitted to listing on the third category of the “Shares” sector of the official list of the KASE.

It is expected that Admission will become effective and unconditional dealings in New Shares will commence on or about 20 June 2014. It is expected that admission to listing of the existing New Shares on the KASE will occur on or around 13 June 2014 (prior to the implementation of the Scheme) and the further New Shares to be issued in connection with the Scheme will be admitted to listing on the KASE on or around 20 June 2014, with trading in the New Shares on the KASE commencing as soon as reasonably practicable thereafter.

The New Shares have a nominal value of £0.01 per New Share and will trade on the London Stock Exchange in pounds sterling.

3.2	Reduction of Share Capital

The PLC Directors wish to continue the Partnership’s existing dividend policy and buy-back programme in a financially and operationally efficient way. Accordingly, the purpose of the Reduction of Capital (as defined below) is to create distributable reserves in the accounts of the Company to support the payment of future dividends and share repurchases by the Company in the medium to long term.

Pursuant to the Reduction of Capital, it is proposed to cancel the entire amount standing to the credit of the Company’s share premium account arising in connection with the Scheme and to re-characterise the reserve arising as a distributable reserve that will be available to the Company to be distributed as dividends or applied toward any other lawful purpose (the “Reduction of Capital”).

By a special resolution passed at a general meeting of the Company held on 19 May 2014, the holders of the Subscriber Shares approved, conditional upon the Scheme becoming effective, the cancellation of the entire amount standing to the credit of the Company’s share premium account arising in connection with the Scheme and the re-characterisation of the reserve arising as a distributable reserve.

The amount of the distributable reserves to be created by the Reduction of Capital will depend upon the price at which New Shares are issued by the Company pursuant to the Scheme. Such New Shares will be issued at a price equal to the closing price of the GDRs on the last day of dealings in the GDRs (currently anticipated to be on or about 17 June 2014) converted into pounds sterling at the prevailing exchange rate.

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Assuming that no further Common Units are issued after 16 May 2014 (being the last practicable date prior to the publication of the Scheme Circular), the Reduction of Capital will create a distributable reserve of approximately £61.2 million (based on an indicative exchange rate of £1.00 = U.S.$1.68) in the accounts of the Company and leave the Company with paid up share capital of approximately £63.1 million (equivalent to U.S.$106,000,000).

The Reduction of Capital will only become effective if it is approved by the High Court pursuant to the Companies Act. As soon as reasonably practicable, the PLC Directors intend to apply to the High Court to approve the Reduction of Capital, subject to the Scheme becoming effective.

As a newly incorporated company, the Company has few creditors, all of whom are expected to consent to the Reduction of Capital. It is not expected that the High Court will require any special measures to be put in place to protect creditors, and the reserves created by the Reduction of Capital will be available for distribution subject to the Company complying with the distribution provisions of the Companies Act.

Subject to Admission, the Reduction of Capital is expected to become effective in the third quarter of 2014.

4	Principal features of the Scheme

4.1	Overview

The new corporate structure is being implemented by way of the Scheme by the Company, pursuant to which the Company will acquire all (or substantially all) of the assets and liabilities of the Group (save for approximately U.S.$32 million in cash held by the Partnership which is required to meet outstanding obligations of the Partnership, including the costs of the Scheme and the expected costs of dissolution of the Partnership) in consideration for the issue of the New Shares to the holders of the Common Units and hence to GDR Holders. The Scheme is conditional on, inter alia, the Limited Partnership Agreement being amended in order to permit the Scheme to be implemented, Limited Partners voting in favour of the Scheme and related distributions of assets and Limited Partners voting in favour of the dissolution of the Partnership.

If the Scheme becomes effective, it will result in the assets and liabilities of the Partnership (save for approximately U.S.$32 million in cash held by the Partnership which is required to meet outstanding obligations of the Partnership, including the costs of the Scheme and the expected costs of dissolution of the Partnership) being transferred to the Company pursuant to the acquisition by the Company (and/or its nominee) of all of the membership interests in Co-op, a new Dutch limited liability cooperative that will be the new intermediate holding entity of the Group and the subsequent dissolution of the Partnership.

Immediately following Admission, the principal assets of the Company will be the membership interests of Co-op, which will hold the existing assets and liabilities of the Group, a cash balance for the payment of fees and charges incurred pursuant to the Scheme and nominal cash balances. Immediately following Admission, the Company will have no material liabilities save for those arising in connection with Admission and the Scheme. The Directors expect that the material assets and liabilities of the Group will be unaffected by the Scheme becoming effective. In addition, the Scheme will not result in any changes to the day-to-day operations of the strategy or business of the Group and, save as set out above, the Directors expect that the Group will have the same operations and business before and after the Scheme becoming effective.

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4.2	Amendments to the Limited Partnership Agreement

In order to implement the Scheme, a number of amendments are required to the Limited Partnership Agreement. Such amendments include inter alia:

•	creating a new class of limited partner interests (the “Special Limited Partner Interest”) with priority rights to distributions of income and capital by the Partnership;

•	permitting the implementation of the Scheme and the settlement of liabilities incurred in connection with the Scheme (subject to receipt of specific authorisation by Limited Partners), including entry into the Scheme Implementation Agreement (defined in paragraph 4.3 below);

•	introducing provisions relating to the dissolution of the Partnership following implementation of the Scheme; and

•	making various other consequential amendments to implement the Scheme consistent with the terms of the Scheme Implementation Agreement.

It is also proposed to amend the Limited Partnership Agreement to include a compulsory acquisition procedure if any person (or persons acting in concert) (other than the Depositary or its nominee) acquires Common Units representing 90% or more of the issued Common Units.

If the proposed amendments to the Limited Partnership Agreement are not approved by a special resolution at the Special General Meeting, the Scheme will not be implemented.

Full details as to the proposed amendments to the Limited Partnership Agreement are set out in the explanatory notes to the Notice of Special General Meeting in Part 7 of the circular to be sent by the Partnership to Limited Partners on or around the date of this announcement (the “Scheme Circular”) and a copy of the Limited Partnership Agreement as it is proposed to be amended may be viewed on the Partnership’s website at www.nostrumoilandgas.com.

4.3	Mechanics of the Scheme

In order to implement the new corporate structure in a manner which is both tax-efficient and complies with relevant regulatory requirements, the Scheme is proposed to be implemented pursuant to a number of steps, which are expected to occur on the business day prior to the expected date of Admission.

If the requisite approval threshold to implement the Scheme is achieved at the Special General Meeting and the amendments to the Limited Partnership Agreement are approved, the Scheme will be implemented in full without any further action by the holders of Existing Securities and will be binding upon all holders of Existing Securities, whether or not they voted in favour of the Scheme.

Holders of Existing Securities will not need to take any action to implement the Scheme other than voting in favour of the amendments to the Limited Partnership Agreement and the Scheme at the Special General Meeting. Pursuant to the terms of the Limited Partnership Agreement (if amended), the General Partner will be authorised to execute all documents, and undertake all actions, to effect the Scheme.

In connection with the Scheme, the General Partner and/or the Company have undertaken or will undertake the following actions:

•	The Partnership has formed Co-op, a new Dutch limited liability cooperative, with U.S.$ 1,001,000 of membership capital (with the General Partner being the second nominee member).

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•	Co-op will, as part of an intra-group reorganisation of the Partnership’s group, acquire all of the assets and liabilities of the Partnership, other than an intra-group loan due from Zhaikmunai Netherlands B.V. (a subsidiary of the Partnership) to the Partnership (the “Intra-Group Loan”), which is equal in amount to U.S.$106,000,000, and certain other assets of the Partnership required to meet outstanding obligations of the Partnership (including the fees and expenses related to the Reorganisation) and the expected costs of dissolution of the Partnership. Co-op will consequently become the new intermediate holding entity for the Group.

•	The Partnership and a nominee have subscribed for 100,000 New Shares as at the date of this announcement. Prior to implementation of the Scheme, the Partnership will acquire the New Shares held by the nominee and subscribe for a further 188,082,958 New Shares, so that it will hold 188,182,958 New Shares in the Company (equivalent to the number of Common Units currently issued by the Partnership), with an aggregate subscription amount equal to U.S.$106,000,000.

•	The Company, Co-op, the Partnership, the General Partner, Nostrum Oil & Gas Group Limited (acting in its own capacity) (“NOGGL”) and VTB Capital plc (“VTB”) have entered into an agreement to implement the Scheme (the “Scheme Implementation Agreement”), conditional upon all resolutions being passed by Limited Partners at the Special General Meeting.

•	The Company and VTB have entered into a facility agreement (the “PLC Facility Agreement”) and NOGGL and VTB have entered into a facility agreement (the “NOGGL Facility Agreement” and together with the PLC Facility Agreement, the “Facility Agreements”) pursuant to which VTB will lend funds to the Company and NOGGL on an intra-day basis in order to finance the acquisition of the Group pursuant to the Scheme.

•	Prior to the Special General Meeting, the Company will apply to the KASE for the admission of the New Shares to the third category of the “Shares” sector of the KASE’s official list. Prior to or following confirmation from the KASE in respect of its consent to the KASE listing, the Partnership will issue an announcement specifying the Scheme Record Time and following the Scheme Record Time, no transfer, sale or disposal of any Common Unit will be permitted.

•	The Scheme Record Time is currently expected to occur at 5.00 p.m. on 17 June 2014, the date of the Special General Meeting.

•	On the business day following the Scheme Record Time, NOGGL will, pursuant to the NOGGL Facility Agreement, borrow U.S.$106,000,000 from VTB on an intra-day basis (the “SLP Subscription Amount”) and subscribe for a new Special Limited Partner Interest in the Partnership for U.S.$106,000,000. The Special Limited Partner Interest will entitle the Special Limited Partner to distributions or returns of capital made by the Partnership, whether on a dissolution of the Partnership or otherwise, in priority to holders of Common Units (other than a distribution of New Shares in connection with the Scheme).

•	The Partnership will distribute the fully paid New Shares to holders of Common Units on the basis of one New Share for each Common Unit held.

•	Following such distribution the Company will, pursuant to the PLC Facility Agreement, borrow from VTB on an intra-day basis an amount (the “Funding Amount”) equal to (i) the market capitalisation of the Partnership as at the close of business on the date of the Special General Meeting (the “Co-op Subscription Amount”) less (ii) the SLP Subscription Amount in order to finance the acquisition of Co-op. As at 16 May 2014 (the latest practicable date before the date of this announcement), the Funding Amount would therefore be approximately U.S.$1,729 million.

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•	The Company will make a contribution to the membership capital of Co-op in an amount equal to the Co-op Subscription Amount, becoming the holder of not less than 99.9% of the membership interests in Co-op and the new holding company of the Group.

•	Co-op will make a return of membership capital to the Company in an amount equal to the Funding Amount and the Company will use such funds to repay its borrowing of an amount equal to the Funding Amount from VTB under the PLC Facility Agreement.

•	The Partnership and the General Partner will sell their remaining nominal interest in Co-op to the Company (or an existing subsidiary of the Company) so that Co-op becomes a 100% subsidiary undertaking of the Company.

•	The Company will purchase the Special Limited Partner Interest from NOGGL in cash for an amount equal to the SLP Subscription Amount. NOGGL will use the proceeds of such sale to repay its loan of an amount equal to the SLP Subscription Amount from VTB under the NOGGL Facility Agreement. The Company will then contribute the Special Limited Partner Interest to Co-op.

•	The Partnership will subsequently make a distribution of the Intra-Group Loan to Co-op as Special Limited Partner, following which Co-op will have acquired (or be entitled to acquire) all of the assets and assumed (or be required to assume) all of the liabilities of the Partnership pursuant to the Scheme (save in respect of certain contractual liabilities under the Scheme Implementation Agreement and funds required to meet the expected costs of the Scheme and the dissolution of the Partnership).

•	The Scheme will have become effective at this point.

•	Following the Scheme having become effective, the Company will apply to the FMSC for permission to list the New Shares on the London Stock Exchange.

•	Following receipt of confirmation from the FMSC in respect of its consent to Admission, the Company will notify the FCA that all steps to implement the Reorganisation have been completed.

It is expected that all sums due to VTB from the Company and NOGGL under the Facilities Agreements will be repaid on the same day, being the second business day prior to Admission.

Following Admission, and pursuant to the approval given at the Special General Meeting, the General Partner will dissolve the Partnership. It is expected that Commencement of trading in the New Shares on the KASE will take place on or around the same business day.

If the requisite approval threshold to implement the Scheme is not achieved at the Special General Meeting, or if the special resolution to approve the dissolution of the Partnership following the Scheme is not passed at the Special General Meeting, the Scheme will not be implemented.

Holders of Existing Securities will continue to retain their interests in the Existing Securities for an interim period following Admission prior to the dissolution of the Partnership. No further distribution is expected to be made in respect of such Existing Securities and holders of Existing Securities are not expected to realise any further value in respect of their interests in GDRs following Admission.

The Partnership will make announcements from time to time in relation to the progress of the Scheme, including upon the Scheme becoming effective.

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4.4	Modifications of the Scheme

The amended Limited Partnership Agreement will contain a provision for the General Partner to modify or amend or impose additional conditions to the Scheme, subject to the consent of the Company pursuant to the Scheme Implementation Agreement. The General Partner shall not approve or impose any modification of, or addition or condition to, the Scheme which (with the consent of the Company) (i) might be material to the interests of Limited Partners or GDR Holders, unless the Limited Partners and GDR Holders have been given reasonable prior notice of any such modification, addition or condition or (ii) to the extent it would create or increase liabilities for the Limited Partners or GDR Holders (other than pursuant to their direct or indirect participation in the Partnership) without their prior approval in general meeting by way of Special Resolution. It will be a matter for the General Partner to decide, in its discretion, whether or not the consent of Limited Partners should be sought at a further meeting thereof. Similarly, if a modification, addition or condition is put forward which, in the opinion of the General Partner, is of such a nature or importance as to require the consent of the Limited Partners at a further meeting, the General Partner will not take the necessary steps to enable the Scheme to become effective unless and until such consent is obtained.

The amended Limited Partnership Agreement will also contain a provision stating that in the event that such agreement is amended and restated as set out in the Amended LPA, but the restructuring and re-Listing is not implemented as set out in the Scheme Circular and the Scheme Implementation Agreement, the General Partner may take such steps as, acting reasonably and in good faith, it considers appropriate, provided that the General Partner shall not take any steps which will create or increase liabilities for the Limited Partners or GDR Holders without their prior approval in general meeting by way of Special Resolution.

4.5	Conditions to implementation of the Scheme

The implementation of the Scheme is conditional on the following having occurred:

(a)	the Scheme being approved by holders representing not less than 75% in voting rights of the holders of Common Units present and voting, either in person or by proxy, at the Special General Meeting;

(b)	special resolutions to approve the amendment of the Limited Partnership Agreement (to permit the implementation of the Scheme) and the dissolution of the Partnership, having been duly passed at the Special General Meeting by a majority of not less than 75% in voting rights of the holders of Common Units present and voting, either in person or by proxy, at the Special General Meeting;

(c)	the FCA having acknowledged to the Company or its agent (and such acknowledgement not having been withdrawn) that the application for admission of the New Shares to the premium listing segment of the Official List has been approved and (subject to satisfaction of any conditions to which such approval is expressed) will become effective as soon as a dealing notice has been issued by the FCA and an acknowledgement by the London Stock Exchange that the New Shares will be admitted to trading on the Main Market (and such acknowledgement not having been withdrawn) (the “Pre-Admission Notification”);

(d)	the consent of the Ministry of Oil and Gas in Kazakhstan to (i) the reorganisation of the Group, including the issue of the New Shares and the acquisition of the membership interests in Co-op by the Company having been received (such consent being required in respect of Co-op’s indirect ownership of subsoil use rights in Kazakhstan) (the “MOG Consent”) and (ii) the trading of the New Shares on the Main Market of the London Stock Exchange; and

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(e)	the waiver by the Republic of Kazakhstan of its right of pre-emption in respect of (i) the reorganisation of the Group, including the issue of the New Shares and the acquisition of membership interests in Co-op by the Company (such right of pre-emption arising in respect of Co-op’s indirect ownership of subsoil use rights in Kazakhstan) and (ii) Admission and the KASE Listing (the “RoK Waiver”); and

(f)	the issue of consent from KASE for the KASE Listing and receipt of permission from the FMSC for Admission.

As at the date of this announcement, the Company has received the relevant confirmations from the Ministry of Oil and Gas in Kazakhstan and has therefore satisfied the conditions relating to the MOG Consent and the RoK Waiver.

The Scheme is also conditional upon certain other conditions relating to the business of the Group that are customary for a transaction of this nature. Please see Annex I for a more detailed description of these conditions.

The Directors of the General Partner will not take the necessary steps to implement the Scheme unless the above conditions have been satisfied or (if possible) waived and, at the relevant time, they consider that it continues to be in the Partnership’s and the Limited Partners’ best interests that the Scheme should be implemented.

If the Limited Partnership Agreement is duly amended and the Scheme is approved by the requisite majority at the Special General Meeting, and the other conditions to the Scheme have been satisfied, the Scheme is expected to become effective at 6.00 p.m. (London time) on 18 June 2014, the anticipated Effective Date, and dealings in New Shares are expected to commence at 8.00 a.m. (London time) on 20 June 2014. If the Scheme has not become effective by 31 July 2014 (or such later date as the General Partner and the Company may agree), it will lapse, in which event there will not be a new parent company of the Group, Admission will not become effective and GDR Holders will remain as holders of securities in the Partnership and the existing GDRs will continue to be listed on the Official List and admitted to trading on the Main Market.

4.6	Effects of the Scheme

The Company is a newly incorporated company which has not traded since its incorporation and, prior to the Scheme becoming effective, will not own any material assets or have any material liabilities save for those arising in connection with the proposed implementation of the Scheme. If the Scheme becomes effective, the Company will become the new parent company of the Group and its assets, liabilities and earnings on a consolidated basis will be those of the Group.

Under the Scheme, Limited Partners and/or GDR Holders will receive an equivalent number of New Shares to the number of Common Units and/or GDRs that they hold as at the Scheme Record Time. Following the implementation of the Scheme and the dissolution of the Partnership, the holders of Common Units (including in the form of GDRs) will have effectively exchanged their interests in Common Units (or GDRs as applicable) in the Partnership for New Shares in the Company.

The proportionate entitlement of Limited Partners and GDR Holders to participate in the capital and income of the Group will not be affected by reason of the implementation of the Scheme or the Reduction of Capital. Limited Partners and/or GDR Holders will not receive any amount in cash pursuant to the terms of the Scheme, nor will they be required to pay any cash to receive the New Shares.

GDR Holders will continue to retain their interests in the GDRs for an interim period after Admission and prior to the dissolution of the Partnership, but no further distribution is expected to be made in respect of such GDRs and GDR Holders are not expected to realise any further value in respect of their interests in GDRs.

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5.	Background to and reasons for the Scheme

The Company has been incorporated in England and Wales and is intended and expected to be tax resident in the Netherlands (in line with the Partnership’s current tax residency status). The Scheme, if it is implemented, will establish the Company as the parent company of the Group, with, upon Admission becoming effective, its New Shares admitted to listing on the premium listing segment of the Official List and trading on the Main Market of the London Stock Exchange. The Board of the General Partner is in agreement with the PLC Board that this is the most appropriate structure for the Group.

The Board of the General Partner believes that establishing the Company as the parent company of the Group and listing it on the premium listing segment of the Official List should raise the profile of the Group with international investors, increase the liquidity of its securities, allow the Group to become eligible for inclusion in the FTSE UK Index Series in the second half of 2014 and further demonstrate the Group’s commitment to the high governance and control standards according to which it operates its business.

6.	Impact of the proposals on the Partnership’s business, strategy, employees and management

The Scheme will not result in any changes to the day-to-day operations of the business of the Group or its strategy.

The Company (which was incorporated on 3 October 2013 specifically to become the new parent company of the Group) has no material assets or liabilities save for those arising in connection with the Scheme. Upon the Scheme becoming effective, the Company will own no material assets other than the membership interests in Co-op (the proposed new intermediate holding entity of the Group) and will have no material liabilities save for those arising in connection with the Scheme. The Directors expect that the Group’s material assets and liabilities will be substantially unaffected by the Scheme becoming effective.

Save as set out above, the Directors expect that the Group will have the same business and operations in the same geographic locations before and after the Scheme becomes effective.

The existing employment rights of the management and employees of the Group will continue to be safeguarded and the accrued rights and benefits of the management and employees of the Group will continue to be protected to the same extent immediately before and after the Scheme becomes effective.

7.	Suspension and Delisting of the GDRs

In order to determine the list of holders of Common Units and GDRs who will be entitled to receive the New Shares as part of the Scheme, the Partnership has applied to the FCA and the London Stock Exchange to suspend the GDR Listing in accordance with the Listing Rules and the Admission and Disclosure Standards with effect from close of trading on the London Stock Exchange three trading days prior to the Scheme Record Date. This suspension is intended to ensure that all transfers of GDRs via the London Stock Exchange prior to such suspension are appropriately reflected in the register of holders of the GDRs prior to the Scheme Record Time.

Following such suspension, GDR Holders will able to transfer or otherwise dispose of their interests in GDRs but will not be able to effect transfers of their GDRs via the London Stock Exchange. Holders of GDRs should be aware that any transfers of GDRs after the suspension of trading of the GDRs on the London Stock Exchange may not provide sufficient time for such transfers to be appropriately reflected in the register of

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holders of the GDRs prior to the Scheme Record Time and thereby ensure their entitlement to the receipt of New Shares. It is expected that the suspension will last for five business days to allow the register of holders of GDRs to be updated, to allow the Partnership to implement the Scheme, to effect the Reorganisation and to obtain the remaining regulatory consents, before dealings in the New Shares are expected to commence on the second business day following the Scheme becoming effective.

The Partnership has also applied to the FCA and the London Stock Exchange to cancel the GDR Listing in accordance with the Listing Rules and the Admission and Disclosure Standards. Such cancellation is conditional upon the Scheme becoming effective and Admission occurring.

If the Scheme becomes effective, GDR Holders will able to transfer or otherwise dispose of their interests in GDRs, but will not be able to surrender their GDRs and receive delivery of the underlying Common Units, and the General Partner will not register any transfer, sale or disposal of Common Units.

Following the delisting of the GDRs, the Partnership will be dissolved in accordance with the terms of the amended Limited Partnership Agreement and the GDR programme will be terminated in accordance with the terms of the Deposit Agreement and the conditions of the GDRs. GDR Holders will continue to retain their interests in the GDRs for an interim period prior to the dissolution of the Partnership, but no further distribution is expected to be made in respect of such GDRs, GDR Holders are not expected to realise any further value in respect of their interests in GDRs and will be unable to surrender their GDRs for delivery of Common Units.

If the Scheme lapses or is withdrawn, the Partnership intends to maintain the GDR Listing and the Partnership will apply to the FCA and the London Stock Exchange to restore the GDR Listing as soon as practicable following such lapse or withdrawal.

8.	Rights attaching to the New Shares

If the Scheme becomes Effective, the Limited Partners (and hence the GDR Holders) shall receive New Shares by way of consideration.

Details relating to the comparison of rights of Limited Partners of the Partnership and shareholders of the Company can be found at Part 4 (Summary of principal differences between the Limited Partnership Agreement and the Articles) of the Scheme Circular.

9.	Listing, dealings, share certificates and settlement

Application will be made to the FCA for the admission of up to 188,182,958 New Shares to the premium listing segment of the Official List and to the London Stock Exchange for the New Shares to be admitted to trading on the London Stock Exchange’s Main Market for listed securities. Application will also be made to the KASE for the admission of the New Shares to the third category of the “Shares” sector of the KASE’s official list.

The last day for transfer of Common Units is expected to be on or about 17 June 2014. The Partnership will confirm the Scheme Record Time (and the proposed suspension of the listing of the GDRs on the London Stock Exchange) pursuant to an announcement via a Regulatory Information Service. It is expected that Admission will become effective and that dealings in the New Shares will commence at 8.00 a.m. on 20 June 2014. If Admission occurs, the listing of the GDRs will be cancelled prior to commencement of trading in the New Shares.

If the Scheme is approved at the Special General Meeting, with effect from (and including) the Scheme Record Time (expected to be 5.00 p.m. on 17 June 2014), GDR Holders will be able to transfer or otherwise dispose of their interests in GDRs but will

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not be able to surrender their GDRs and receive delivery of the underlying Common Units, and the General Partner will not register any transfer, sale or disposal of Common Units. Any transfer of GDRs after the Scheme Record Time will not entitle the transferee to receive New Shares pursuant to the Scheme.

If the Scheme becomes effective, all certificates representing the Common Units or GDRs in certificated form will continue to be valid and binding in respect of such holdings, and should be retained by the relevant holder pending the termination of the Deposit Agreement and the dissolution of the Partnership, but no surrender of GDRs for delivery of Common Units or assignment of Common Units will be permitted after the effective time of the Scheme.

All documents, certificates or other communications sent by, to, from or on behalf of Existing Securityholders, or as such persons shall direct, will be sent at their own risk and may be sent by post.

Application will be made for the New Shares to be admitted to CREST for settlement and transfer purposes. Euroclear requires the Company to confirm to it that certain conditions imposed by the CREST Regulations are satisfied before Euroclear will admit any security to CREST. It is expected that these conditions will be satisfied in respect of the New Shares on admission of the New Shares to the Official List. As soon as practicable after satisfaction of the conditions, the Company will confirm this to Euroclear.

Subject to the satisfaction of the conditions referred to in paragraph 4.5 above, to which the Scheme is subject, the New Shares to which Limited Partners and GDR Holders are entitled under the Scheme (as the case may be) will be effected in the manner set out below:

(a)	To the extent the entitlement arises as a result of a holding of Common Units in certificated form at the Scheme Record Time, the New Shares will be delivered in certificated form in the name of the relevant Limited Partner. Definitive certificates for the New Shares will be despatched by first-class post (or by such other method as determined by the Company) within 14 days of the Scheme Record Date to the address appearing on the Register (or in the case of joint holders, at the address of that joint holder whose name stands first in the Register of such joint holdings) or in accordance with any special instructions regarding communications, and neither the Company nor the Partnership shall be responsible for any loss or delay in the transmission of certificates sent in this way and such certificates shall be sent at the risk of the person entitled thereto.

Temporary documents of title will not be issued pending the despatch by post of the new definitive share certificates. Persons wishing to register transfers of New Shares prior to the issue of the new share certificates will be required to forward a completed transfer form to the Company’s registrar for certification and registration.

(b)	To the extent the entitlement arises as a result of a holding of GDRs in uncertificated form in Euroclear or Clearstream at the Scheme Record Time, the New Shares will be credited in CREST to Euroclear’s CREST account, and Euroclear or Clearstream, as applicable, will credit the appropriate Euroclear or Clearstream account of each GDR Holder holding Regulation S GDRs with such GDR Holder’s entitlement to New Shares. GDR Holders holding Rule 144A GDRs will receive the relevant New Shares in certificated form. GDR Holders holding Regulation S GDRs through DTC may, if they provide relevant details to the Depositary, elect to receive the relevant New Shares in a CREST account, and otherwise (if so elected, or no election is made or no CREST account details are provided) shall receive relevant New Shares in certificated form.

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Settlement will be made through Euroclear, Clearstream or CREST on the Effective Date, or as soon as practicable thereafter, but in any case within 14 days of the Scheme Record Date, in accordance with CREST arrangements.

Notwithstanding anything above or any other provision of this document or any other document relating to the New Shares, the General Partner and the Company reserve the right to deliver any New Shares applied for in certificated form. In normal circumstances, this right is only likely to be exercised in the event of any interruption, failure or breakdown of CREST (or any part of CREST), or on the part of the facilities and/or systems operated by the Registrar in connection with CREST. This right may also be exercised if the correct details in respect of bona fide market claims (such as the CREST member account ID and CREST participation ID details) are not provided as requested on any application form relating to the New Shares.

GDR Holders who are CREST-sponsored members intending to receive New Shares into a CREST account should refer to their CREST sponsor regarding the action to be taken in connection with the Scheme.

10.	Overseas Existing Securityholders

The implications of the Scheme for and distribution of the Prospectus to Existing Securityholders who are resident or located in, or citizens or nationals of, jurisdictions outside the United Kingdom and Isle of Man (“Overseas Persons”) may be affected by the laws of relevant jurisdictions. Such Overseas Persons should inform themselves about and observe all applicable legal requirements.

If, in respect of any Overseas Person, the Company is advised that the allotment and issue of New Shares would or might infringe the laws of any jurisdiction outside the United Kingdom or Isle of Man, or would or might require the Company to obtain any governmental or other consent or effect any registration, filing or other formality with which, in the opinion of the Company, it would be unable to comply or which it regards as unduly onerous, the Scheme provides that the Company may determine either: (a) that the entitlement of Limited Partners or GDR Holders to New Shares pursuant to the Scheme shall be issued to such person and then sold on his behalf as soon as reasonably practical at the best price which can be reasonably obtained at the time of sale, with the net proceeds of sale being remitted to the share owner; or (b) that the entitlement of Limited Partners or GDR Holders to New Shares shall be issued to a nominee for such share owner appointed by the Company and then sold, with the net proceeds being remitted to the share owner concerned. Any remittance of the net proceeds of sale referred to in this paragraph shall be at the risk of the relevant holder.

Overseas Persons should consult their own legal and tax advisers with respect to the legal and tax consequences of the Scheme in their particular circumstances.

11.	Dividends

The New Shares to be issued pursuant to the Scheme will rank pari passu in all respects with any ordinary shares of the Company in issue at the Scheme Record Time and shall rank in full for all dividends or distributions made, paid or declared after the Scheme Record Time on the ordinary share capital of the Company.

The PLC Directors expect to continue to follow the Partnership’s current dividend pay-out policy, whilst also being progressively reviewed by the PLC Directors in line with the achievement of the Group’s strategic milestones.

Accordingly, the PLC Directors have adopted a distribution policy with the intention of making an annual distribution of not less than 20% of the Group’s consolidated net profit. This policy reflects the Company’s desire to recognise the growth and cash generation inherent in the business.

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The Scheme will only be capable of becoming effective after payment of the dividend of U.S.$0.35 per Common Unit announced by the Partnership on 9 May 2014 and accordingly the New Shares will not have any entitlement to receive this dividend payment.

12.	General

The Scheme is subject to the terms and conditions set out in Annex 1 hereto and which will be set out in the Scheme Circular which the Company intends to despatch to Existing Securityholders as soon as practicable. The Scheme Circular will include a letter of recommendation from the Chairman of Nostrum Oil & Gas Group Limited, in its capacity of General Partner of Nostrum Oil & Gas LP and a Form of Approval.

13.	Recommendation

The Board considers the Conditions of the Scheme to be fair and reasonable and in the best interests of the Partnership and Limited Partners as a whole. Accordingly, the Board recommends that Limited Partners vote in favour of the Scheme, as the Directors that are beneficially interested in Common Units intend to do so in respect of their own beneficial interests, which amount to approximately 27.8% of the total number of Existing Securities as at the date of this announcement.

Further details relating to the Scheme are set out in the Scheme Circular and the Prospectus published today by the Partnership which are available on the Partnership’s website: www.nostrumoilandgas.com.

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ANNEX I

TERMS AND CONDITIONS TO THE SCHEME

1.	Conditions of the Scheme

The Reorganisation and Admission is conditional upon the Scheme becoming unconditional and becoming effective by no later than the Longstop Date or such later date (if any) as the Company and the General Partner may agree.

1.1	Conditions of the Scheme

The implementation of the Scheme is conditional on the following having occurred:

(a)	the Scheme being approved by holders representing not less than 75% in voting rights of the holders of Common Units present and voting, either in person or by proxy, at the Special General Meeting;

(b)	special resolutions (as set out in the notice convening the Special General Meeting in Part 7) to approve the amendment of the Limited Partnership Agreement (to permit the implementation of the Scheme) and the dissolution of the Partnership, having been duly passed at the Special General Meeting by a majority of not less than 75% in voting rights of the holders of Common Units present and voting, either in person or by proxy, at the Special General Meeting;

(c)	the FCA having acknowledged to the Company or its agent (and such acknowledgement not having been withdrawn) that the application for admission of the New Shares to the premium listing segment of the Official List has been approved and (subject to satisfaction of any conditions to which such approval is expressed) will become effective as soon as a dealing notice has been issued by the FCA and an acknowledgement by the London Stock Exchange that the New Shares will be admitted to trading on the Main Market (and such acknowledgement not having been withdrawn) (the “Pre-Admission Notification”);

(d)	the consent of the Ministry of Oil and Gas in Kazakhstan to (i) the reorgansiation of the Group, including the issue of the Ordinary Shares and the acquisition of the membership interests in Co-op by the Company having been received (such consent being required in respect of Co-op’s indirect ownership of subsoil use rights in Kazakhstan) and (ii) the trading of the New Shares on the Main Market of the London Stock Exchange;

(e)	the waiver by the Republic of Kazakhstan of its right of pre-emption in respect of (i) the reorgansiation of the Group, including the issue of the Ordinary Shares and the acquisition of membership interests in Co-op by the Company (such right of pre-emption arising in respect of Co-op’s indirect ownership of subsoil use rights in Kazakhstan) and (ii) the trading of the New Shares on the Main Market of the London Stock Exchange;

(f)	the issue by the KASE of its consent to the KASE Listing; and

(g)	the issue by the FMSC of its permission for Admission.

The Scheme is also conditional upon:

(i)	the Conditions to the Reorganisation contained in paragraph 1.2 of this Section A being satisfied or waived by the Company; and

(ii)	the General Partner making the necessary solvency statements required pursuant to section 49A of the Isle of Man Partnership Act 1909 in connection with the distribution of the New Shares to holders of Common Units and the distribution of the Intra-Group Loan to the Special Limited Partner.

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The Directors of the General Partner will not take the necessary steps to implement the Scheme unless the above conditions have been satisfied or (if possible) waived and, at the relevant time, they consider that it continues to be in Partnership’s and the Limited Partners’ best interests that the Scheme should be implemented.

If the Limited Partnership Agreement is duly amended and the Scheme is approved by the requisite majority at the Special General Meeting, and the other conditions to the Scheme have been satisfied, the Scheme is expected to become effective at 6.00 p.m. (London time) on 18 June 2014, the anticipated Effective Date, and dealings in New Shares are expected to commence at 8.00 a.m. (London time) on 20 June 2014. If the Scheme has not become effective by 31 July 2014 (or such later date as the General Partner and the Company may agree), it will lapse, in which event there will not be a new parent company of the Group, Admission will not become effective and GDR Holders will remain as holders of securities in the Partnership and the existing GDRs will continue to be listed on the Official List and admitted to trading on the Main Market.

1.2	Conditions of the Reorganisation

The Reorganisation is conditional upon the following matters and, accordingly, the necessary actions to make the Scheme effective under the laws of the Isle of Man, England and Wales and the Netherlands will not be taken unless the following conditions (as amended, if appropriate) have been satisfied or, where relevant, waived by the Company:

(a)	each Relevant Regulator having approved or being deemed to have approved, in terms reasonably satisfactory to the Company, the acquisition by the Company of control over the Partnership and any member of the Partnership Group which is authorised or regulated by any Relevant Regulator, either unconditionally or subject to the fulfilment of conditions or obligations reasonably acceptable to the Company;

(b)	except as Disclosed, there being no provision of any agreement, arrangement, licence, permit, lease or other instrument to which any member of the Partnership Group is a party or by or to which any such member or any of its assets is or may be bound, entitled or subject, and no event or circumstance having occurred which under any agreement, arrangement, licence, permit, lease or other instrument which any member of the Partnership Group is a party to or by or to which any member of the Partnership Group or any of its assets is or may be bound, entitled or subject, which in consequence of the Reorganisation or the acquisition or proposed acquisition by the Company of any limited partnership interests or other securities (or the equivalent) of any members of the Partnership Group or because of a change in the control or management of any member of the Partnership Group or otherwise, would or might reasonably be expected to result in (in each case to an extent which is material and adverse in the context of the Partnership Group taken as a whole):

(i)	any moneys borrowed by or any other material indebtedness (actual or contingent) of, or grant available to any such member, being or becoming repayable or capable of being declared repayable immediately or earlier than their or its stated maturity date or repayment date or the ability of any such member to borrow moneys or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

(ii)	any such agreement, arrangement, licence, permit, lease or instrument or the rights, liabilities, obligations, interests or business of any such member in or with any other firm, company, body or person (or any agreement or arrangements relating to any such interests or business) thereunder being terminated, adversely modified or affected or any obligation or liability arising or any action being taken thereunder;

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(iii)	any assets or interests of, or any asset the use of which is enjoyed by, any such member being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged or could cease to be available to any member of the Partnership Group;

(iv)	the rights, liabilities, obligations or interests of any such member in, or the business of any such member with, any person, firm or body (or any arrangement or arrangements relating to any such interest or business) being terminated, adversely modified or affected; or

(v)	the value of any such member or its financial or trading position or prospects being prejudiced or adversely affected;

and no event having occurred which, under any provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Partnership Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, could result in any of the events or circumstances as are referred to in sub-paragraphs (i) to (v) of this condition in any case where such result would be material and adverse in the context of the Partnership Group taken as a whole;

(c)	no Third Party having decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference, or having required any such action to be taken or otherwise having done anything, or having enacted, made or proposed any statute, regulation, decision or order, and there not continuing to be outstanding any statute, regulation, decision or order, or having taken any other steps which would or might reasonably be expected to:

(i)	require, prevent or delay the divestiture, or materially alter the terms envisaged for any proposed divestiture by any member of the Partnership Group or the Company of all or any portion of their respective businesses, assets or property, or impose any limitation on the ability of any of them to conduct their respective businesses (or any of them) or to own any of their respective assets or properties or any part thereof which, in any such case, is material in the context of (as the case may be) the Partnership Group taken as a whole or the Company;

(ii)	impose any limitation on, or result in a delay in, the ability of the Company directly or indirectly to acquire or to hold or to exercise effectively all or any rights of ownership in respect of shares or loans or securities convertible into partnership interests, shares or any other securities (or the equivalent) in the Partnership or on the ability of any member of the Partnership Group or the Company to hold or exercise effectively any rights of ownership of partnership interests, shares or other securities in, or to exercise management control over, any such member in any respect which is material in the context of the Partnership Group taken as a whole;

(iii)	otherwise adversely affect the business, assets, profits or prospects of the Company or of any member of the Partnership Group in a manner which is adverse to and material in the context of the Company or the Partnership Group (as the case may be) in either case taken as a whole; or

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(iv)	make the Reorganisation or its implementation or the acquisition or proposed acquisition by the Company of any limited partnership interests or other securities in, or control of, the Partnership void, illegal and/or unenforceable under the laws of any jurisdiction, or otherwise, directly or indirectly, restrain, restrict, prohibit, delay or otherwise materially interfere with the same, or impose material additional conditions or obligations with respect thereto, or otherwise materially challenge or interfere therewith or require material amendment to the terms of the Reorganisation, and all applicable waiting and other time periods during which any such Third Party could decide to institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or any other step under the laws of any jurisdiction in respect of the Reorganisation, the Scheme or the acquisition or proposed acquisition of any limited partnership interests, Common Units or GDRs or other securities in any member of the Partnership Group having expired, lapsed or been terminated;

(d)	except as Disclosed, no member of the Partnership Group having, since 31 December 2013 to an extent which is material in the context of the Partnership Group taken as a whole:

(i)	save as between the Partnership and wholly-owned subsidiaries or subsidiary undertakings of the Partnership or for the Common Units or GDRs issued pursuant to the awards granted under the Phantom Option Plan, issued, authorised or proposed the issue of additional partnership interests or equity securities (or the equivalent) of any class;

(ii)	save as between the Partnership and wholly-owned subsidiaries of the Partnership or for the grant of awards under the Phantom Option Plan, issued or agreed to issue, authorised or proposed the issue of securities convertible into partnership interests or equity securities (or the equivalent) of any class or rights, warrants or options to subscribe for, or acquire, any such partnership interests or equity securities (or the equivalent) or convertible securities;

(iii)	other than to another member of the Partnership Group, recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise;

(iv)	save for intra-Partnership Group transactions, merged or demerged with or acquired any body corporate, partnership or business or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any asset (including shares and trade investments) or authorised or proposed or announced any intention to propose any merger, demerger, acquisition or disposal, transfer, mortgage, charge or security interest, in each case, other than in the ordinary course of business;

(v)	save for intra-Partnership Group transactions, implemented, effected or authorised, proposed or announced its intention to implement, effect, authorise or propose any reconstruction, amalgamation, scheme, commitment or other transaction or arrangement otherwise than in the ordinary course of business or entered into or changed the terms of any contract, service agreement or other arrangement with any director or senior executive save to the extent requested in writing by the Company;

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(vi)	entered into or varied or authorised, proposed or announced its intention to enter into or vary any contract, transaction or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, onerous or unusual nature or magnitude or which is or could reasonably be expected to be materially restrictive on the businesses of any member of the Partnership Group or the Company or which involves or could reasonably be expected to involve an obligation of such a nature or magnitude or which is other than in the ordinary course of business;

(vii)	(other than in respect of a member which is dormant and was solvent at the relevant time) taken or proposed any corporate action or had any legal proceedings started or threatened against it for its winding-up (voluntary or otherwise), dissolution or reorganisation or for the appointment of a receiver, administrative receiver, administrator, trustee or similar officer of all or any of its assets or revenues or any analogous proceedings in any jurisdiction or had any such person appointed in any jurisdiction;

(viii)	entered into any contract, transaction or arrangement which would be materially restrictive on the business of any member of the Partnership Group or the Company other than of a nature and to an extent which is normal in the context of the business concerned; or

(ix)	been unable, or having admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;

(e)	except as Disclosed:

(i)	no adverse change or deterioration having occurred in the business, assets, financial or trading position or profits or prospects of any member of the Partnership Group which is material in the context of the Partnership Group taken as a whole; and

(ii)	no litigation, arbitration proceedings, prosecution or other legal proceedings having been threatened, announced or instituted by or against, or remaining outstanding against, any member of the Partnership Group or to which any member of the Partnership Group is or is reasonably likely to become a party (whether as a claimant, defendant or otherwise) and no enquiry or investigation by, or complaint or reference to, any Third Party against or in respect of any member of the Partnership Group having been instituted, announced or threatened by or against or remaining outstanding in respect of any member of the Partnership Group which in any such case might reasonably be expected adversely to affect any member of the Partnership Group to an extent which is material in the context of the Partnership Group taken as whole; and

(iii)	no steps having been taken and no omissions having been made which are likely to result in the withdrawal, cancellation, termination or modification of any licence held by any member of the Partnership Group which is necessary for the proper carrying on of its business;

(g)	except as Disclosed, the Company not having discovered:

(i)

that any financial, business or other information concerning the Partnership Group as contained in the information publicly disclosed at any time by or on behalf of any member of the Partnership Group is misleading, contains a

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misrepresentation of fact or omits to state a fact necessary to make that information not misleading which in any case is material and adverse in the context of the Partnership Group taken as whole;

(ii)	that any member of the Partnership Group is subject or likely to become subject to any liability (contingent or otherwise) which has not been Disclosed and which is or would be likely to be material in the context of the Partnership Group as a whole or which would otherwise be likely to adversely affect the business, assets, financial or trading position or profits or prospects of any member of the Partnership Group; or

(iii)	any information which affects the import of any information disclosed at any time by or on behalf of any member of the Partnership Group.

The Company reserves the right to waive, in whole or in part, all or any of the conditions except the Conditions of the Scheme. The Company will be under no obligation to waive or treat as satisfied any of the other conditions of the Reorganisation above notwithstanding that the other conditions may have been waived or satisfied and that there are no circumstances indicating that the relevant condition may not be capable of satisfaction.

The Scheme shall be governed by, and construed in accordance with, the laws of England and Wales, and be subject to the non-exclusive jurisdiction of the English courts and to the conditions set out above and in this document. The Reorganisation will comply with the applicable rules and regulations of the FCA and the London Stock Exchange and any other applicable laws or regulations.

2.	Certain further terms of the Scheme and the Reorganisation

The New Shares have been or will be issued credited as fully paid and will rank pari passu in all respects with each other and the holders of the New Shares will be entitled to all dividends and other distributions declared or paid by the Company after the Effective Date. Applications will be made to the FCA for the New Shares to be admitted to the premium listing segment of the Official List and to the London Stock Exchange for the New Shares to be admitted to trading on the Main Market.

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ANNEX II

EXPECTED TIMETABLE

2014
Announcement of the Scheme and publication of the Scheme Circular	20 May

Date of the Prospectus	on or around 20 May

Expected date for notice from Depositary to GDR holders seeking distribution instructions in relation to New Shares	on or around 23 May

Latest date for receipt by Depositary of Voting Instruction	5.00 p.m. on 10 June

Expected confirmation announcement of Scheme Record Time and suspension of trading of the GDRs	7.00 a.m. on 11 June

Expected suspension of trading of the GDRs	4.00 p.m. on 12 June

Admission of shares to KASE	13 June

Latest date for receipt of Form of Proxy	11.00 a.m. on 15 June(1)

Voting Record Time for holders of Common Units	11.00 a.m. on 15 June(2)

Special General Meeting	11.00 a.m. on 17 June

Expected last time for transfer of Common Units	5.00 p.m. on 17 June

Expected Scheme Record Time	5.00 p.m. on 17 June

Expected latest time for receipt by Depositary of distribution instructions from GDR Holders regarding New Shares	5.00 p.m. (New York time) on 17 June

Expected implementation of the Scheme and issue of New Shares	18 June

Expected effective time of the Scheme	6.00 p.m. on 18 June

Admission and expected commencement of unconditional dealings in New Shares on the London Stock Exchange	8.00 a.m. on 20 June

KASE Admission and commencement of dealings in the New Shares on the Kazakhstan Stock Exchange	8.00 a.m. on 20 June

Cancellation of listing of GDRs on the Official List	8.00 a.m. on 20 June

Crediting of New Shares to CREST accounts	20 June

Despatch of definitive share certificates in respect of New Shares (where applicable)	By no later than 4 July

Reduction of Capital of the Company	As soon as reasonably practicable following Admission

Each of the times and dates in the above timetable is subject to change without further notice, save that (if different) the Partnership will announce the Scheme Record Time and the expected date of Admission via a Regulatory Information Service. References to times are to London time unless otherwise stated.

Notes:

1.	If the Form of Proxy is not returned so as to be received by the Administrator by the above time, it may be handed to the Administrator, on behalf of the chairman of the Special General Meeting, at the Special General Meeting before the taking of the poll.

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2.	If the Special General Meeting is adjourned, the Voting Record Time for the adjourned meeting will be 48 hours before the time and date set for the adjourned meeting.
3.	These times and dates are indicative only and will depend, among other things, on the date upon which the Conditions and further terms set out in Part 2 of the Scheme Circular are satisfied or (if capable of waiver) waived. If any of the expected dates change, the Partnership will give notice of the change by issuing an announcement through a Regulatory Information Service. A copy of any announcement amending this timetable issued pursuant to this note will be published on the Partnership’s website at www.nostrumoilandgas.com.
4.	GDR Holders holding GDRs in certificated form will receive the relevant New Shares in certificated form. GDR holders holding Regulation S GDRs through Euroclear or Clearstream will receive the relevant New Shares into their Euroclear or Clearstream accounts. GDR Holders holding Rule 144A GDRs will receive the relevant New Shares in certificated form. GDR Holders holding Regulation S GDRs through DTC may, if they provide relevant details to the Depositary, elect to receive the relevant New Shares in a CREST account, and otherwise (if so elected, or no election is made or no CREST account details are provided) shall receive relevant New Shares in certificated form. The Depositary will seek distribution instructions from GDR Holders after publication of this document. The relevant record date for determining GDR holders entitled to receive the distribution of New Shares will be the date of the Scheme Record Time. The latest time for a GDR Holder to instruct the Depositary to elect (where relevant) the form in which New Shares are to be received is 5.00 p.m. (New York time) on the date of the Scheme Record Time. Relevant details will be transferred by The Bank of New York Mellon (as Depositary) to Capita Registrars (the registrar for the Company). At the Effective Time (or as soon as practicable thereafter, but in any event within 14 days of the Scheme Record Date) Capita Registrars will procure the credit to a GDR Holder’s Euroclear or Clearstream account or a CREST account (as the case may be) with the GDR Holder’s entitlement to New Shares in accordance with the terms of the Scheme or deliver certificates in respect of the relevant number of New Shares.
5.	Pending the despatch of certificates for New Shares, transfers of ordinary shares in certificated form will be certified against the Company’s share register. Temporary documents of title have not been and will not be issued in respect of the New Shares.

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ANNEX III

DEFINITIONS

Administrator	SMP Partners Limited, the administrator of the Partnership

Admission	the admission of the New Shares to the premium listing segment of the Official List and to trading on the Main Market;

Amended LPA	the limited partnership agreement of the Partnership as amended by a special resolution of the Limited Partners to be approved at the Special General Meeting;

Articles	the articles of association of the Company, to be adopted with effect from Admission;

business day	a day (other than Saturdays, Sundays and public holidays in the UK) on which banks are normally open for business in the City of London;

certificated or in certificated form	where a share or other security is not in uncertificated form (that is, not in CREST, Clearstream, Euroclear or DTC);

City Code	the UK City Code on Takeovers and Mergers;

Clearstream	Clearstream Banking S.A.;

Company or PLC	Nostrum Oil & Gas plc, a company incorporated in England and Wales with registered number 8717287;

Companies Act	the United Kingdom Companies Act 2006, as amended;

Common Units	the common units representing fractional parts of the rights and obligations of all Limited Partners;

Conditions	the conditions of the Scheme set out in Section A of Part 2 to the Scheme Circular, and Condition means any one of them;

Consideration	the consideration to be distributed under the Scheme to the Limited Partners on the basis set out in this document, consisting of, in respect of each Common Unit, 1.0 New Shares

Co-op	Nostrum Oil Coöperatief U.A., a new intermediate holding entity of the Group, incorporated as a Dutch limited liability co-operative;

Co-op Subscription Amount	the market capitalisation of the Partnership as at the close of business on the date of the Special General Meeting;

Corporate Governance Code	the UK Corporate Governance Code published in September 2012 by the Financial Reporting Council;

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CREST	the relevant system (as defined in the CREST Regulations) in respect of which Euroclear UK & Ireland Limited is the Operator (as defined in the CREST Regulations);

CREST Regulations	the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755).

Depositary	The Bank of New York Mellon as Depositary in connection with the GDRs;

Deposit Agreement	the deposit agreement between the Partnership and the Depositary dated 22 July 2011 relating to the GDRs;

Directors or Board	the board of directors of the General Partner, or, where the context so requires, the directors of the General Partner from time to time;

Disclosed	fairly disclosed in writing by or on behalf of the Partnership to the Group or in the annual reports and accounts of Group for the year ended 31 December 2013 or publicly announced to a Regulatory Information Service by or on behalf of the Partnership or the Partnership Group in each case prior to the date of the Scheme Circular;

Disclosure and Transparency Rules	the rules relating to the disclosure of information made in accordance with Part VI of the FSMA (as amended from time to time);

DTC	The Depository Trust Company, as subsidiary of The Depository Trust & Clearing Corporation;

Effective Date	the date on which the Scheme becomes effective, anticipated to be at 6.00 p.m. (London time) on 18 June 2014;

Euroclear	Euroclear Bank SA/NV, as operator of the Euroclear system;

Existing Securities	Common Units and GDRs;

Existing Securityholders	Limited Partners and GDR Holders;

Facility Agreements	the PLC Facility Agreement and the NOGGL Facility Agreement;

FCA	the Financial Conduct Authority acting in its capacity as the competent authority for the purposes of Part VI of the FSMA;

FMSC	the Committee of the National Bank of Kazakhstan for Control and Supervision of the Financial Market and Financial Organisations;

Form of Proxy	the form of proxy by which Limited Partners may appoint proxies to vote on the Scheme on their behalf;

FSMA	the UK Financial Services and Markets Act 2000;

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Funding Amount	the amount equal to the Co-op Subscription Amount less the SLP Subscription Amount;

GDRs	global depositary receipts representing Common Units which have been admitted to the standard listing segment of the Official List and admitted to trading on the main market for listed securities of the London Stock Exchange;

GDR Holders	holders of GDRs from time to time;

GDR Listing	the admission of the GDRs on the standard listing segment of the Official List and to trading on the Main Market in March 2008;

General Partner	Nostrum Oil & Gas Group Limited, acting in its capacity as general partner of the Partnership;

Group	Nostrum Oil & Gas LP and its subsidiaries, and with effect from Admission, Nostrum Oil & Gas plc and its subsidiaries

High Court	the High Court of England and Wales;

Intra-Group Loan	an intra-group loan due from Zhaikmunai Netherlands BV to the Partnership which is equal in amount to U.S.$106,000,000;

Irrevocable Undertakings	the irrevocable undertakings to the Company and the Partnership to approve the amendment of the Limited Partnership Agreement and the Scheme in respect of the Existing Securities held by it, as more fully described in paragraph 4 of Part 5 of the Scheme Circular;

ISIN	international security identification number;

KASE	the Kazakhstan Stock Exchange;

KASE Listing	admission of the New Shares to the third category of “Shares” sector of the official list of the KASE;

Limited Partners	the holders of the Common Units representing fractional parts of the rights and obligations of all limited partners of the Partnership;

Limited Partnership Agreement or LPA	the amended and restated limited partnership agreement of the Partnership dated 29 November 2013;

Listing Rules	the rules and regulations made by the Financial Services Authority in its capacity as the UK Listing Authority under the Financial Services and Markets Act 2000, and contained in the FCA’s publication of the same name;

London Stock Exchange	London Stock Exchange plc, together with any successors thereto;

Longstop Date	31 July 2014;

Main Market	the main market of the London Stock Exchange;

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New Shares	the ordinary shares of £0.01 each of the Company;

NOGGL	Nostrum Oil & Gas Group Limited, a limited company incorporated under the laws of the Isle of Man, acting in its own capacity and not as General Partner;

NOGGL Facility Agreement	the facility agreement between NOGGL and VTB dated 20 May 2014;

Official List	the Official List maintained by the FCA;

Overseas Persons	Existing Securityholders (or nominees of, or custodians or trustees for Existing Securityholders) not resident in, or nationals or citizens of the United Kingdom or the Isle of Man;

Partnership Group	Nostrum Oil & Gas LP and its subsidiaries;

Phantom Option Plan	the option plan operated by the Partnership;

PLC Directors or PLC Board	the board of directors of the Company, or, where the context so requires, the directors of the Company from time to time;

PLC Facility Agreement	the facility agreement between the Company and VTB dated 20 May 2014;

pounds sterling or £	pounds sterling, the lawful currency of the UK (and references to pence or p shall be construed accordingly);

Pre-Admission Notification	has the meaning given to it in paragraph 4.5(b) of Part 1 “Letter from the Chairman of Nostrum Oil & Gas Group Limited” of the Scheme Circular;

Prospectus	the prospectus relating to the issue of New Shares and application for admission of New Shares to the premium listing segment of the Official List and to trading on the London Stock Exchange’s main market for listed securities;

Redeemable Shares	the 410,000 redeemable non-voting preference shares of £1.00 each in the share capital of the Company;

Reduction of Capital	the proposal to cancel the entire amount standing to the credit of the Company’s share premium account arising in connection with the Scheme and to re-characterise the reserve arising as a distributable reserve that will be available to the Company to be distributed as dividends or applied toward any other lawful purpose;

Registrar	Capita Registrars Limited;

Regulatory Information Service	any of the services set out in Appendix 3 to the Listing Rules of the FCA;

Regulation S GDR	the GDRs offered outside the United States in reliance on Regulation S under the Securities Act;

Relevant Regulator	in respect of the Partnership, the Company or any member of the Group, each and any regulatory authority to the

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supervision and/or authorisation of which it is subject whether statutory, self-regulatory or otherwise, including, without limitation, the FCA, any settlement system, stock exchange or listing authority:

Reorganisation	the proposed recommended reorganisation of the Partnership Group including the acquisition by the Company (or its Nominee) of the entire membership interest of Co-op to be effected by way of the Scheme;

Rule 144A GDR	The GDRs offered inside the United States in reliance on Rule 144A under the Securities Act;

Scheme	the scheme set out in Section B of Part 2 of the Scheme Circular;

Scheme Circular	Nostrum Oil & Gas LP’s circular dated 20 May 2014 in connection with the reorganisation of the Nostrum Oil & Gas Group;

Scheme Implementation Agreement	the agreement to implement the Scheme entered into by the Company, Co-op, the General Partner (on behalf of the Partnership), NOGGL and VTB;

Scheme Record Date	the date of the Scheme Record Time;

Scheme Record Time	5.00 p.m. on 17 June 2014 or such other date as may be notified by the Partnership pursuant to an announcement issued via a Regulatory Information Service;

Securities Act	the United States Securities Act of 1933 and the rules and regulations promulgated thereunder;

SEDOL	Stock Exchange Daily Official List;

SLP Subscription Amount	U.S.$106,000,000;

Special General Meeting	the special general meeting of the Limited Partners of the Partnership to be held at 11.00 a.m. on 17 June 2014 to approve (inter alia) the Scheme;

Special Limited Partner	the special limited partner of the Partnership;

Special Limited Partner Interest	the special limited partner interest in the Partnership;

Subscriber Shares	the two ordinary shares of the Company on its incorporation;

subsidiary, subsidiary undertaking, associated undertaking and undertaking	have the meanings given by the Companies Act;

Third Party	each of a central bank, government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental, administrative, fiscal or investigative body, court, trade agency, association, institution, environmental body, employee representative body or any other body or person whatsoever in any jurisdiction;

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United Kingdom or UK	the United Kingdom of Great Britain and Northern Ireland;

United States or US	the United States of America, its territories and possessions, any state of the United States of America, the District of Columbia and all other areas subject to its jurisdiction and any political sub-division thereof;

U.S.$ or $	the lawful currency of the United States;

Voting Instruction	the Voting Instruction by which GDR Holders may instruct the Depositary to vote on the Scheme on their behalf;

Voting Record Time	11.00 a.m. on 15 June 2014; and

VTB	VTB Capital plc.